Exhibit 99.1

Press Release

Niska Gas Storage Partners LLC to Present at the NAPTP 2011 MLP Investor Conference

HOUSTON, May 20, 2011 — Niska Gas Storage Partners LLC (NYSE: NKA) today announced that it will be participating in the 2011 National Association of Publicly Traded Partnerships’ (“NAPTP”) Annual Investor Conference on May 25, 2011, in Greenwich, Connecticut.

At the conference, David Pope, President and Chief Executive Officer, Simon Dupéré, Chief Operating Officer and Vance Powers, Chief Financial Officer, will be presenting at 11:45 a.m., Eastern Daylight Time (10:45 a.m. Central Daylight Time). A webcast will be available on Niska’s website at www.niskapartners.com, and through the following link:

http://www.wsw.com/webcast/naptp4/nka/

The webcast will be archived for 30 days, and a PDF version of the presentation will be posted on the Niska website the morning of May 25, 2010.

Niska will also be meeting with institutional investors throughout the day at the Conference.

About Niska

Niska is the largest independent owner and operator of natural gas storage in North America, with strategically located assets in key natural gas producing and consuming regions. Niska owns and operates three facilities, including the AECO Hub™ in Alberta, Canada; Wild Goose in California; and Salt Plains in Oklahoma. Niska also contracts gas storage capacity on the Natural Gas Pipeline Company of America system. In total, Niska owns or contracts approximately 204.5 Bcf of gas storage capacity.

SOURCE: Niska Gas Storage Partners LLC

Niska Gas Storage Partners LLC
Investor Relations:  Vance Powers or Brandon Tran, 403-513-8600